[NNN Healthcare/Office REIT, Inc. logo]

Contact:	Jill Swartz NNN Realty Advisors, Inc. 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 714-667-8252 ext. 251 jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES MEDICAL OFFICE BUILDING
IN NAPLES, FLORIDA

Santa Ana, Calif., April 25, 2007 – NNN Healthcare/Office REIT, Inc. has acquired Commons V Medical Office Building in Naples, Florida. The acquisition closed on April 24, 2007.

Commons V is a three-story, multi-tenant medical office building totaling more than 55,000 square feet of gross leaseable area in one of Southwest Florida’s fastest-growing coastal communities; the population within a five mile radius of the property is expected to grow from nearly 63,000 in 1990 to more than 116,000 by 2010. Commons V is located in close proximity to the 250-unit Goodlette Arms Senior Apartments, the Brennan Medical Building, and the Naples Community Hospital, which lies a half mile away. Commons V is 97 percent leased to five tenants, including Anchor Health Center and Collier Surgery Center.

“NNN Healthcare/Office REIT believes Southwest Florida, with its growing population of affluent seniors, is an excellent target location for investment,” explained NNN Healthcare/Office REIT Vice President of Acquisitions Danny Prosky. “Commons V is a quality medical facility with attractive tenants and strong, stable cash flow, making it an ideal addition to our growing portfolio.”

NNN Healthcare/Office REIT purchased Commons V Medical Office Building from Commons V Investment Partnership, which was represented by Doug Connell and Steve Ware of Grubb & Ellis Company. The acquisition was financed using funds raised through NNN Healthcare/Office REIT’s initial public offering. As of April 24, 2007, NNN Healthcare/Office REIT has raised more than $44,000,000 through its initial public offering, which began in the third quarter of 2006.

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent and has acquired four other geographically-diverse properties: Lenox Office Park Building G in Memphis, Tennessee; The Gallery Professional Building in St. Paul, Minnesota; Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of roughly 34 million square feet of real estate, including more than 7,300 apartment units, with a combined market value of approximately $4.6 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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